ETF Opportunities Trust 485BPOS

Exhibit 99(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2025, relating to the financial statements and financial highlights of Formidable ETF, and Formidable Fortress ETF, each a series of ETF Opportunities Trust, which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Management and Other Service Providers” and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 24, 2025